Exhibit 15

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 5, 2017 on our review of interim financial information of Arch Capital Group Ltd. and its subsidiaries (the “Company”) for the three-month period ended March 31, 2017 and March 31, 2016 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2017 is incorporated by reference in the Registration Statement on Form S-3 (Registration No. 333-202440, Registration No. 333-202440-01 and Registration No. 333-202440-02) and in the Registration Statements on Forms S-8 (Registration No. 333-99974, Registration No. 333-86145, Registration No. 333-82772, Registration No. 333-211193, Registration No. 333-72182, Registration No. 333-98971, Registration No. 333-124422, Registration No. 333-142835, Registration No. 333-181308, and Registration No. 333-203993).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

May 5, 2017